Nicor Inc.
Form 8-K
Exhibit 10.5

Tropical Annual Incentive Compensation Plan

Revised January 1, 2008
This is a confidential document.  Distribution is restricted to Company Officers, Directors, and the Participant only.

Tropical Annual
Incentive Compensation Plan

I.	PLAN OBJECTIVE & PARTICIPATION

The Tropical Annual Incentive Compensation Plan (“Plan”) is open to the President of Tropical Shipping.  The objective of the plan is to encourage and reward the President for efforts that result in increased company income and achievement of specified financial and non-financial goals and corporate key objectives.

II.	PLAN DESCRIPTION

The plan design consists of financial and non-financial performance criteria.  The performance criteria focus is on the achievement of established and documented strategic goals.  Performance targets may include measures of company financial and operating performance, defined group objectives or individual performance objectives.

An incentive target is assigned representing an estimated percentage of salary, which the participant is eligible to earn under the plan.  The incentive target is then weighted between the various performance criteria.  Measurement indexes are prepared for each designated goal, which are determined as part of the management strategic planning process.

Based on actual year-end results, these indexes will provide a scaled incentive as a percentage of the target incentive for each performance criteria.  Performance criteria and results will be approved by the Compensation Committee of the Nicor Inc. Board of Directors (the “Committee”).

III.	PERFORMANCE CRITERIA SETTING GUIDELINES

An important aspect of this Plan will be the establishment of effective performance criteria.  In addition to measures of corporate financial and operating performance, other non-financial measures of performance may also be established.  The goals should be realistic and measurable wherever possible by quantifiable performance criteria.  It is recognized that measurement of some goals may require subjective assessments of performance.  Goals should be consistent with the longer-term strategic plan.

Performance criteria will be established at the beginning of each calendar year.  Each performance criterion will have an index, against which the results of the goal are measured.  Each index will have a threshold, target and maximum incentive amount.

The Committee may take into account all of the facts and circumstances which exist during the performance period and may, if it determines in its discretion that adjustments are warranted, make appropriate upward or downward revisions in performance criteria, add or delete goals, or change the relative percentages assigned to the various performance goals.

IV.	PAYMENT OF FINAL INCENTIVES

No incentive award is payable until the Committee approves such payment.  The Committee may make appropriate upward or downward adjustments if, after taking into consideration all of the facts and circumstances of the performance period, it determines in its discretion that adjustments are warranted.

The amount of incentive award earned for financial/budget related goals can vary above and below target based upon results achieved.  For targets met, the incentive award earned will be 100% of target.  When targets are exceeded or are not reached, the incentive award earned will be proportionately more or less than the target.  No incentive award is paid for any performance that falls below the threshold performance level or above the maximum performance level.  Prorating shall occur between each incremental step within the index.

Subject to the provisions of the “Incentive Payment Deferral” section below, incentive awards will be paid to the participant in a single lump sum.  Payment will be made no later than the date two and one-half (2 ½) months after the end of the calendar year in which the services were performed (or, in the event that payment by such date is administratively impracticable, no later than December 31).  Incentive payments under this Plan are intended to satisfy the short-term deferral exemption under Treas. Reg. Sec. 1.409A-1(b)(4).  All incentives will be paid in cash, except as provided below.

Incentive Payment Deferral
Deferral under the Nicor Stock Deferral Plan.  A participant in the Nicor Stock Deferral Plan may elect to defer up to 50% of his incentive payment into that plan.  All such elections must be made in accordance with the terms of the Nicor Stock Deferral Plan in order to be effective.  In the event of conflict between the terms of the Nicor Stock Deferral Plan and this Plan, the terms of the Nicor Stock Deferral Plan shall control.  Appropriate taxes for the entire incentive award amount will be withheld from the portion of the incentive award being paid in cash.

Deferral under this Plan.  Notwithstanding anything contained herein to the contrary, if any portion of any incentive award which would otherwise be payable to a “covered individual” (within the meaning of Section 162(m) of the Code) is not deductible by reason of Section 162(m) of the Code, such portion shall automatically be deferred under this Plan.  All such deferred amounts shall be credited with compounded interest equal to the prime rate, applied on the last day of each calendar quarter.  The deferred incentive award amounts and interest shall be paid to the covered individual in a lump sum on the first regularly scheduled payroll date of Tropical Shipping following the six month anniversary of the covered individual’s separation from service.

V.	ADMINISTRATION

Administration of the plan is the responsibility of the Officer Compensation Committee, which is appointed by the Tropical Shipping Board of Directors.

At the beginning of each plan year (which is the calendar year), the overall plan design and the performance criteria will be reviewed and approved by the Committee.  At the end of the plan year, final results are approved by the Committee.

Calculation of payments is based on MIP Adjusted Gross, which is defined as base wages paid during the plan year, and excluding incentives, allowances or stock options.  If the participant voluntarily terminates or is terminated for cause prior to the end of the performance period, then no incentive shall be granted.  In the event the participant shall die, become disabled, retire or is terminated without cause before the end of the performance period, then at the conclusion of the defined performance period the Committee will authorize payment of an incentive to the participant or beneficiary in such amount as the Committee deems appropriate.

Record keeping for the plan involves the recording of accruals, verification of final incentive payment amounts, and processing of incentive disbursement.  This is the responsibility of the Human Resources Director and the Compensation & Benefits Manager.

All expenses of the plan, including incentive payments, are paid from the general assets of Tropical Shipping or its subsidiaries.

The Committee shall, subject to the provisions of the Plan, have sole and complete authority and discretion to interpret the Plan and make all determinations necessary or advisable for the administration of the Plan.  Amendment or termination of this Plan may occur at any time, with the approval of the Committee.  No such amendment or termination shall negatively impact an incentive award amount which the participant accrued under the Plan prior to the calendar year in which the amendment or termination is made.